Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
AmTrust Financial Services, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2010, relating to the consolidated financial statements, the effectiveness of AmTrust Financial Services, Inc.’s internal control over financial reporting, and schedules of AmTrust Financial Services, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP (formerly BDO Seidman, LLP)
New York, New York

September 22, 2010